Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-73376, 333-04295, 333-41768, and 333-88914 on Form S-8 and Registration Statement Nos. 333-90395, 333-62830, and 333-108947 on Form S-3, and Registration Statement No. 333-156109 on Form S-3ASR of our report dated March 2, 2009, relating to the financial statements and financial statement schedules of CBL & Associates Properties, Inc., and the effectiveness of CBL & Associates Properties, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 2, 2009